Filed pursuant to Rule 433
September 9, 2019
Relating to
Preliminary Prospectus Supplement dated September 9, 2019 to
Prospectus dated September 9, 2019
Registration Statement No. 333-233669

South Jersey Industries, Inc.
$200,000,000 5.625% Junior Subordinated Notes due 2079

Pricing Term Sheet
Issuer:	South Jersey Industries, Inc.
Registration Format:	SEC Registered
Listing:	Intend to apply to list on the New York Stock Exchange; if approved for listing, trading is expected to begin within 30 days of issuance.
Trade Date:	September 9, 2019
Settlement Date:	September 16, 2019 (T+5)
Ratings (S&P)*:	BB+
Interest Payment Dates:	Quarterly in arrears on March 16, June 16, September 16 and December 16 of each year, commencing December 16, 2019, subject to deferral
Optional Deferral of Interest:	Up to 40 consecutive quarterly periods per deferral; deferred interest will accrue and compound quarterly at an annual rate of 5.625%, as permitted by law.
Security Description:	5.625% Junior Subordinated Notes due 2079
Principal Amount:	$200,000,000
Maturity:	September 16, 2079
Coupon Rate:	5.625%
Denominations:	$25.00 and integral multiples of $25.00 in excess thereof
Initial Price to Public:	$25.00 per Note
Purchase Prices:	$ 24.2125 per Note (for sales to retail investors) $ 24.5000 per Note (for sales to institutional investors)

Over-allotment Option:	None
Optional Redemption Provisions:
Par Call:
On or after September 16, 2024, at any time and from time to time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of such Notes being redeemed to, but excluding, the date of redemption.

Call for Tax Event:
Prior to September 16, 2024, following the occurrence of a Tax Event, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of such Notes being redeemed to, but excluding, the date of redemption.

Call for Rating Agency Event:
Prior to September 16, 2024, following the occurrence of a Rating Agency Event, in whole but not in part, at a redemption price equal to 102% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of such Notes being redeemed to, but excluding, the date of redemption.

CUSIP / ISIN:	838518 207 / US8385182071
Joint Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Co-Managers:
BB&T Capital Markets, a division of BB&T Securities, LLC
Citizens Capital Markets, Inc.
Guggenheim Securities, LLC
Janney Montgomery Scott LLC
J.P. Morgan Securities LLC
KeyBanc Capital Markets Inc.
Maxim Group LLC
PNC Capital Markets LLC
TD Securities (USA) LLC
The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The terms “Rating Agency Event” and “Tax Event” have the same meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement dated September 9, 2019.

The issuer has filed a registration statement (including a prospectus), as amended, with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates (File No. 333-233669). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling BofA Securities, Inc. at 1-800-294-1322; Morgan Stanley & Co. LLC at 1-866-718-1649; or Wells Fargo Securities, LLC at 1-800-645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in such Preliminary Prospectus Supplement and the accompanying base prospectus. In all other respects, this communication is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.